Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Identiv, Inc. and Subsidiaries

Fremont, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-71915, No. 333-62696, No. 333-90864, No. 333-173576, No. 333-191050, No. 333-191506, No. 333-195702, and No. 333-195931) and Form S-8 (No. 333-45789, No. 333-45791, No. 333-45795, No. 333-66397, No. 333-73061, No. 333-42376, No. 333-51792, No. 333-61272, No. 333-100629, No. 333-107546, No. 333-147566, No. 333-166180, No. 333-166181, No. 333-171092, No. 333-174837, and No. 333-198310) of Identiv, Inc. and Subsidiaries of our report dated March 30, 2016, relating to the consolidated financial statements for the year ended December 31, 2015, which appears in this Annual Report on Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

March 30, 2016